EXHIBIT 99.1


GRAPHIC OMITTED

News Release

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                      AMERICAN MEDICAL ALERT CORP. REPORTS

                              FIRST QUARTER RESULTS

OCEANSIDE, N.Y.--May, 16 2003--American Medical Alert Corp. (Nasdaq: AMAC) today reported that revenues, consisting primarily of monthly recurring revenues
(MRR), increased to $3,901,487 for the three months ended March 31, 2003, an increase of $292,224 or 8% as compared to $3,609,263 for the same period in 2002. Net income for the three months ended March 31, 2003 decreased to $45,443, or $.01 per diluted share, as compared to net income of $79,771, or $.01 per diluted share for the same period in 2002.

AMAC's chairman and CEO, Howard M. Siegel, commented: "We continue to realize revenue growth in our major business segments. We are beginning to experience significant interest and acceptance in our telehealth-disease management monitoring initiative from a wide variety of healthcare providers. We are confident that the infrastructure created to support our diversification and expansion efforts will achieve the efficiencies necessary to improve our profitability going forward."

ABOUT AMAC

AMAC is a  national  provider  of  remote  health  monitoring  devices  and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems
(PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7. This press release contains forward-looking statements that involve a number of risks and uncertainties.
Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission
(SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Statements of income for the three months ended March 31, 2003 and 2002 and balance sheets as of March 31, 2003 and December 31, 2002 are attached.

Contact:

     American Medical Alert
     Randi Baldwin, 516/536-5850

SELECTED FINANCIAL DATA



                                        Three Months Ended
                                    03/31/2003        03/31/2002
                                    ----------        ----------


Revenues                           $ 3,901,487       $ 3,609,263

Net Income                            $ 45,443          $ 79,771

Net Income per Share

     Basic                              $ 0.01            $ 0.01
     Diluted                            $ 0.01            $ 0.01

Basic Weighted Average
 Shares Outstanding                  7,426,739         6,475,175

Diluted Weighted Average
 Shares Outstanding                  7,525,330         7,004,285


CONDENSED BALANCE SHEET

                                                                       March 31,           December 31,
                                                                          2003                 2002
                                                                          ----                 ----
                                                                      (Unaudited)

                                     ASSETS

Current Assets                                                         $ 6,971,116          $ 7,158,154
Fixed Assets-Net                                                         7,036,265            7,221,088
Other Assets                                                             2,603,831            2,601,405

                                                                       -----------          -----------
     TOTAL ASSETS                                                      $16,611,212          $16,980,647
                                                                       ===========          ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                                    $ 1,925,233          $ 2,351,936
Deferred Income Tax                                                        637,000              597,000
Long-term Debt                                                           1,012,266            1,079,506
Long-term Capital Lease                                                    172,513              156,448
Put Warrant Obligation                                                     201,000              181,000
Other Liabilities                                                           58,500               55,500
                                                                       -----------          -----------

     TOTAL LIABILITIES                                                 $ 4,006,512          $ 4,421,390

Stockholders' Equity                                                    12,604,700           12,559,257
                                                                       -----------          -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $16,611,212          $16,980,647
                                                                       ===========          ===========